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                                                                   EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8, No. 333-20771) pertaining to the Alpha Microsystems 1993 Employee Stock Option Plan, as amended, the 1996 Nonemployee Director Stock Compensation Plan, and the Employee Stock Purchase Plan, of our report dated March 10, 2000, except for Notes 2, 5,and 13, as to which the date is March 30, 2000, with respect to the consolidated financial statements and schedule of NQL Inc. (formerly known as Alpha Microsystems) included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP


Orange County, California
August 25, 2000